EXHIBIT 19

VOTING AGREEMENT

This Voting Agreement (the “Agreement”), dated as of September 14 , 2002, is by and among each of the persons listed on the signature pages hereto (each, an “Equityholder” of American Golf Corporation, (“AGC”), National Golf Properties, Inc. (“NGP”) and/or National Golf Operating Partnership, L.P. (“NGOP”), as the case may be), and NGP LLC (“Buyer”).

(A)    New AGC LLC, an affiliate of Buyer, AGC, the Equityholders and certain other persons are parties to a purchase agreement dated as of the date hereof pursuant to which New AGC LLC, will acquire the stock or equity interests of AGC and certain other entities from, inter alia, the Equityholders (as the same may be modified or amended from time to time, the “Purchase Agreement”).

(B)    Buyer, NGP, NGOP and certain other persons are parties to a merger agreement dated as of the date hereof pursuant to which subsidiaries of Buyer will merge with NGP and NGOP (as the same may be modified or amended from time to time, the “Merger Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

(C)    Buyer and New AGC LLC., have agreed to enter into the Purchase Agreement and the Merger Agreement on the condition that the parties hereto enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.    Representations, Warranties and Covenants.

Each Equityholder (with respect to itself only) hereby represents, warrants and covenants, severally and not jointly and only with respect to such Equityholder’s Interests (as defined below), to Buyer, as applicable, as follows:

(a)  Title

As of the date hereof, each Equityholder owns beneficially and of record (i) the number of shares of each class of capital stock of NGP set forth after each Equityholder’s name on Exhibit 1 hereto (with respect to each Equityholder, the beneficial interests in NGP capital stock specified after each Equityholder’s name on Exhibit 1 hereto shall be referred to herein as the “Shares”) and (ii) the number of NGOP Common Units set forth after each Equityholder’s name on Exhibit 1 hereto (with respect to each Equityholder, the beneficial interests in NGOP Common Units specified after each Equityholder’s name on Exhibit 1 hereto shall be referred to herein as the “Partnership Interests” and with respect to each Equityholder, the Partnership Interests together with the Shares specified after each Equityholder’s name on Exhibit 1 hereto shall be referred to herein as the “Interests”). The term “beneficial owner” and all correlative expressions are used in this Agreement as defined in Rules 13d-3 and 16a-1 under the Securities

Exchange Act of 1934, as amended; provided, however, that for purposes of this Agreement, David Price and Dallas Price (i) shall be deemed to beneficially own only those Interests over which they have, individually or together, the power to vote or direct the vote, as distinguished from the power to influence the vote, of such Interests and which, for the avoidance of doubt, are set forth on Exhibit 1, and (ii) shall be deemed not to beneficially own any Interests owned of record by either Oaks Christian School or the Dallas P. Price Charitable Lead Trust #1 benefiting the Museum of Contemporary Art, which, for the avoidance of doubt, are not included on Exhibit 1.

(b)  Right to Vote

Except (x) for this Agreement, (y) as otherwise permitted by this Agreement, or (z) as set forth on Schedule A hereto, each Equityholder has as of the date of this Agreement, and will have at all times until the earlier of (i) the Closing Date and (ii) the date of termination of the Merger Agreement in accordance with its terms, full legal power, authority and right to vote all of the Interests, to the extent the Interests carry the right to vote thereon, in favor of the approval and authorization of the NGP Merger, the NGOP Merger, the Merger Agreement and the other transactions contemplated thereby (collectively, the “Proposed Transactions”) without the consent or approval of, or any other action on the part of, any other person or entity. Without limiting the generality of the foregoing, except (x) for this Agreement, (y) as otherwise permitted by this Agreement, or (z) as set forth on Schedule A hereto, each Equityholder has not entered into any voting agreement with any person or entity with respect to any of the Interests, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Interests, deposited any of the Interests in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting its legal power, authority or right to vote the Interests in favor of the Proposed Transactions.

From the date of this Agreement until the earlier of (i) the date of termination of the Merger Agreement in accordance with its terms and (ii) the Closing Date, except as otherwise permitted by this Agreement, except as set forth on Schedule B, each Equityholder will not commit any act that could restrict or otherwise affect its legal power, authority and right to vote all of the Interests, to the extent the Interests carry the right to vote thereon, in favor of the Proposed Transactions. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement and except as set forth on Schedule B, from the date hereof and until the earlier of (i) the date of termination of the Merger Agreement in accordance with its terms and (ii) the Closing Date, each Equityholder will not enter into any voting agreement with any person or entity with respect to any of the Interests, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Interests, deposit any of the Interests in a voting trust or otherwise enter into any agreement or arrangement with any person or entity, which in any such case limits or affects each Equityholder’s legal power, authority or right to vote the Interests in favor of the approval of the Proposed Transactions.

(c)  Authority

Each Equityholder has full legal power, authority and right to execute and deliver, and to perform his, her or its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each Equityholder and constitutes a valid and binding agreement of each Equityholder enforceable against each Equityholder in accordance with its terms.

(d)  Conflicting Instruments

Neither the execution and delivery of this Agreement nor the performance by each Equityholder of his, her or its agreements and obligations hereunder will result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which such Equityholder is a party or by which such Equityholder (or any of such Equityholder’s assets) is bound, except where any breach, violation, conflict or default of such agreement, judgment, injunction, order, decree, law, regulation or arrangement, would not individually or in the aggregate, impair or adversely affect such Equityholder’s ability to perform its obligations under this Agreement, including voting each of its Interests in favor of the Proposed Transactions and against any of the matters listed in Section 3.

2.    Restrictions on Transfer.

(a)  Each Equityholder agrees, for a period from the date of this Agreement until the earlier of (i) the Closing Date and (ii) the termination of this Agreement, except as set forth on Schedule A hereto and as contemplated by Section 2(d) of this Agreement, not to Transfer (or to agree to Transfer) any Interests, or warrants, options or other rights to acquire or receive any Shares or Partnership Interests (collectively, “Rights”), owned of record or beneficially by such Equityholder, unless the transferor remains, and agrees in writing to remain, and the transferee agrees in writing to be, bound by the terms of this Agreement.

(b)  Each Equityholder agrees, for a period from the date of this Agreement until the earlier of (i) the Closing Date and (ii) the termination of this Agreement not to effect, directly or indirectly, or through any arrangement with a third party pursuant to which such third party may effect, directly or indirectly, any short sales of any share of NGP capital stock or NGOP Common Units or any derivative securities relating to NGP capital stock or NGOP Common Units.

(c)  As used in this Agreement, the term “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or sufferage of a lien or encumbrance in or upon, or the gift, placement in trust, or the constructive sale or other disposition of such security (including transfers by testamentary or intestate succession or operation of law), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, constructive sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term “constructive sale” means a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

(d)  Notwithstanding anything in this Section 2 to the contrary, NGP, NGOP and Buyer hereby consent to each of the following actions: (i) the pledge by David G. Price, Dallas P. Price or the Trusts of the Interests for the benefit of the AGC Collateral Agent (as defined below) Cash Collateral Lender (as defined below) and (ii) any foreclosure upon the Interests pursuant to the pledge described in clause (i). The “Cash Collateral Lender” means the lender or lenders who provide loans the entire proceeds of which (net of fees and transactions costs) are used either to (i) furnish directly to the AGC Collateral Agent (as defined in the AGC Collateral Agency Agreement (as defined below)) as cash all or a portion of the Alternate Pledge Collateral or the Alternate Mountaingate Collateral (each as defined in the Collateral Agency and Intercreditor Agreement, made as of July 19, 2002, by and among American Golf Corporation, David G. Price, the David G. Price Trust dated March 5, 1998 (as amended), Mountaingate Land, L.P., Golf Enterprises, Inc., Jim Colbert Golf, Inc., BNY Midwest Trust Company, Bank of America, N.A. and the Purchasers party thereto (the “AGC Collateral Agency Agreement”)) or (ii) secure the reimbursement obligation under one or more letters of credit that are given to the AGC Collateral Agent to secure all or a portion of the Alternate Pledge Collateral or the Alternate Mountaingate Collateral. It shall be a condition to the pledge of any Interests under this paragraph (d) that each pledgee agrees to vote (to the extent of any voting rights thereunder) all such Interests pledged or sold to such person in favor of (x) prior to the termination of the Merger Agreement or the Purchase Agreement, the NGP Merger and the NGOP Merger and the transactions contemplated by the Merger Agreement and (y) after the termination of the Merger Agreement or the Purchase Agreement, the NGP Merger and the NGOP Merger (each as defined in the Amended and Restated Reorganization Agreement) and the transactions contemplated by the Amended and Restated Reorganization Agreement (as defined in the Purchase Agreement). Until the termination of this Agreement, none of David G. Price, Dallas P. Price or the Trusts may pledge any of their Interests unless such pledge complies with the prior sentence.

3.    Agreement to Vote; No Solicitation.

Each Equityholder, in its capacity as an equity holder of NGP and/or NGOP, as the case may be, hereby irrevocably and unconditionally agrees, for a period from the date of this Agreement until the earlier of (a) the Closing and (b) the termination of this Agreement, to vote or to cause to be voted all of the Interests, to the extent the Interests carry the right to vote thereon, at each annual or special meeting of stockholders of NGP where any such proposal is submitted, and/or at each meeting of unit holders of NGOP and in any action by written consent in lieu thereof, (i) in favor of the Proposed Transactions and (ii) against, (A) the approval of any proposal made in opposition to or in competition with the transactions contemplated by the Merger Agreement, (B) any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of NGP, NGOP or any of their respective subsidiaries, with or involving any party other than as contemplated by the Merger Agreement, (C) any liquidation or winding up of NGP and/or NGOP, (D) any extraordinary dividend or distributions by NGP and/or NGOP, (E) any change in the capital structure of NGP and/or NGOP (other than pursuant to the Merger Agreement), (F) any amendment to the organizational documents of NGP and/or NGOP (other than pursuant to the Merger Agreement), and (G) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the NGP Merger, the NGOP Merger or consummation of the other transactions contemplated by the Merger Agreement and/or the Purchase Agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of NGP, NGOP, any member of the Price Group or the Price Entities under the Merger Agreement and/or the Purchase Agreement, which would adversely affect NGP, NGOP, any member of the Price Group or the Price Entities or their respective abilities to consummate the transactions contemplated by the Merger Agreement and/or the Purchaser Agreement.

4.    Granting of Proxy.

In furtherance of the terms and provisions of this Agreement, each Equityholder hereby grants an irrevocable proxy (subject to Section 10 of this Agreement), coupled with an interest, to (i) each of Buyer and any other authorized representative or agent of Buyer, to vote all of the Shares beneficially owned by each Equityholder and to vote all of the Partnership Interests beneficially owned by each Equityholder, in each case in favor of the Proposed Transactions for the period from the date of this Agreement until the earlier of the Closing and the termination of the Merger Agreement in accordance with its terms and against any of the matters specified in Section 3 for the period from the date of this Agreement until the earlier of (i) the Closing and (ii) termination of this Agreement. Each Equityholder hereby ratifies and approves of each and every action taken by (i) the Buyer and any other authorized representative or agent or Buyer pursuant to the foregoing proxy. Notwithstanding the foregoing, if reasonably requested by Buyer and/or NGP, each Equityholder will execute and deliver applicable proxy material in furtherance of the provisions of Sections 3 and 4.

5.    Action in Equityholder Capacity Only.

Each Equityholder who is a director or officer of NGP and/or NGOP makes no agreement or understanding herein as director or officer of NGP and/or NGOP. Each Equityholder signs solely, individually and in his capacity as a record holder and beneficial owner of Interests, and nothing herein shall limit or affect any actions taken in his capacity as an officer or director of NGP and/or NGOP. Nothing herein is intended to require any Equityholder who is a party to the Purchase Agreement in any capacity to agree to or execute any amendment or modification to the Purchase Agreement or to waive any provision, right or obligation set forth in the Purchase Agreement.

6.    Further Assurances, Buyer and New AGC LLC Agreements.

Each Equityholder further agrees to cause such entity as the Equityholders and the other AGC Sellers and the other Transferred Entity Sellers (each as defined in the Purchase Agreement) form to hold the AGC Sellers’ and the Transferred Entity Sellers’ NGP Equity Interests (as defined in the Purchase Agreement), to execute and deliver at the First Effective Time (i) a limited liability company agreement of Buyer in the form set forth as Exhibit 3 hereto, and (ii) a limited liability company agreement of New AGC LLC in the form set forth as Exhibit 4 hereto and to take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by the Merger Agreement and the Purchase Agreement.

7.    Interpretation.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement,

unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

8.    Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including in the case of any individual Equityholder or any other individual, any executors, administrators, estates, legal representatives and heirs of such Equityholder or such individual) and permitted assigns; provided, however, that, except as otherwise provided in this Agreement, no party may assign, delegate or otherwise transfer (by operation of law or otherwise) any of its rights or obligations, under this Agreement without the consent of Buyer. For the avoidance of doubt, Equityholders may assign, delegate or otherwise transfer any of their respective rights or obligations under this Agreement in connection with any Transfer permitted under Section 2(a). Without limiting the scope or effect of the restrictions on Transfer set forth in Section 2, each Equityholder agrees that this Agreement and the obligations hereunder shall attach to the Interests and shall be binding upon any person or entity to which legal or beneficial ownership of such Interests shall pass, whether by operation of law or otherwise.

9.    Miscellaneous.

The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery or other Courts of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other Courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other Courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

10.    Counterparts.

This Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

11.    Amendments; Termination.

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all parties hereto. Except for provisions of this Agreement that by their terms survive the termination hereof, the provisions of this Agreement shall terminate upon the earliest to occur of (i) the Closing, (ii) the first anniversary of the execution and delivery of this Agreement, and (iii) the termination of the Merger Agreement by NGP or NGOP pursuant to Section 8.01(c) of the Merger Agreement because of a breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of any of Buyer, NGP Merger Sub or NGOP Merger Sub (as defined in the Merger Agreement).

12.    Entire Agreement.

This Agreement, together with the Purchase Agreement, and the documents and agreements contemplated thereby, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement (other than the Purchase Agreement, and the documents and agreements contemplated thereby). No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

13.    Severability.

If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

14.    Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

15.    Additional Interests.

If, after the date hereof, any Equityholder acquires beneficial ownership of any additional shares of NGP capital stock or NGOP Common Units (any such shares or units, “Additional Interests”), including upon exercise of any option, warrant or right to acquire shares of NGP capital stock or NGOP Common Units or through any equity dividend or equity split, the provisions of this Agreement applicable to the Interests shall be applicable to such Additional Interests as if such Additional Interests had been Interests as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Interests without action by any person or entity immediately upon the acquisition by any Equityholder of beneficial ownership of such Additional Interests.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AMERICAN GOLF CORPORATION

By	/s/ EDWARD R. SAUSE
Name: Edward R. Sause
Title: Chief Financial Officer

NGP LLC

By	/s/ ELIZABETH BURTAN
Name: Elizabeth Burtan
Title: Vice President

DAVID G. PRICE

By	/s/ DAVID G. PRICE
Name: David G. Price
Title:

DALLAS P. PRICE

By	/s/ DALLAS P. PRICE
Name: Dallas P. Price
Title:

DAVID G. PRICE TRUST DATED MARCH 5, 1998, AS AMENDED

By	/s/ DAVID G. PRICE
Name: David G. Price
Title: Trustee

DALLAS P. PRICE TRUST DATED MAY 14, 1998, AS AMENDED

By	/s/ DALLAS P. PRICE
Name: Dallas P. Price
Title: Trustee